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Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of PRIMEDIA Inc. on Form S-4 of our reports dated February 27, 2004 (which reports on the consolidated financial statements express an unqualified opinion and includes an explanatory paragraph referring to the Company's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, effective January 1, 2001, Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," and Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," effective January 1, 2002, the recognition provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," as amended, effective January 1, 2003, and Statement of Financial Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity," effective July 1, 2003), appearing in the Annual Report on Form 10-K of PRIMEDIA Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

New York, New York
March 19, 2004

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INDEPENDENT AUDITORS' CONSENT